Rule 424(b)(3)

33-48173

Exhibit A to

Deposit Agreement

[Form of Face of Receipt]

AMERICAN DEPOSITARY SHARES (Each American Depositary Share represents one (1) deposited Share)

OVERSTAMPED: EFFECTIVE MAY 30, 2006, THE RATIO HAS CHANGED

FROM ONE (1) AMERICAN DEPOSITARY SHARE REPRESENTING (1) SERIES B COMMON STOCK TO EACH AMERICAN DEPOSITARY SHARE REPRESENTING THREE (3) SERIES B COMMON STOCK.

OVERSTAMPED: EFFECTIVE OCTOBER 26, 2006, THE COMPANY

CHANGED ITS NAME TO GRUPO SIMEC, S.A.B. de C.V.

THE BANK OF NEW YORK
AMERICAN DEPOSITARY RECEIPT
FOR AMERICAN DEPOSITARY SHARES
REPRESENTING SERIES B COMMON STOCK, WITHOUT PAR VALUE,

OF GRUPO SIMEC, S.A. de C.V.

(INCORPORATED UNDER THE LAWS OF THE UNITED MEXICAN STATES)

The Bank of New York as depositary (herein called the “Depositary”), hereby certifies that _________________, or registered assigns IS THE OWNER OF _________________________________

AMERICAN DEPOSITARY SHARES

(herein called “American Depositary Shares”) representing deposited shares of Series B Common Stock, without par value (herein called “Shares”), of Grupo Simec, S.A. de C.V., a corporation organized under the laws of the United Mexican States (herein called the “Issuer”).  At the date hereof, each American Depositary Share represents one (1) Share which are either deposited or subject to deposit under the Deposit Agreement (as hereinafter defined) at the principal Mexico, D.F., United Mexican States office of Nacional Financiera, S.N.C. (herein called the “Custodian”).  The Depositary’s Corporate Trust Office is located at a different address than its principal executive office.  Its Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY’S CORPORATE TRUST OFFICE ADDRESS IS
101 BARCLAY STREET, NEW YORK, N.Y. 10286

[Form of Reverse of Receipt]

1.

THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of June 30, 1993, as amended and restated as of February 20, 2003 (herein called the “Deposit Agreement”), by and among the Issuer, the Depositary, and all Holders and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Holders and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”).  Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City.  The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Capitalized terms not defined herein shall have the meanings set forth in the Deposit Agreement.

2.

SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender of a Receipt at the Corporate Trust Office of the Depositary for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced by a Receipt, upon payment of the charges provided in paragraph (7) of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Estatutos Sociales of the Issuer and the Deposited Securities, the Holder of such Receipt shall be entitled to physical delivery or electronic delivery through Indeval or institutions that maintain accounts with Indeval (if electronic delivery is available) of Deposited Securities, and any other documents of title relating to such Deposited Securities at the time represented by the American Depositary Shares evidenced by such surrendered Receipt.  Such delivery shall be made, as hereinafter provided, without unreasonable delay.

3.

TRANSFERS, SPLIT-UPS AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Holder hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and duly stamped as may be required by the laws of the State of New York and of the United States of America.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares and the same rights with respect thereto as were evidenced by the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary or Custodian may require (i) payment from the depositor of Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn), (ii) payment of any applicable fees of the Depositary as provided in paragraph (7) of this Receipt, (iii) the production of proof satisfactory to it as to the identity and genuineness of any signature, (iv) compliance with such reasonable regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt including, without limitation, Section 7.08 of the Deposit Agreement and paragraph (23) of this Receipt.

The delivery of Receipts against deposits of Shares generally, or against or in order to reflect deposits of particular Shares, may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination generally may be suspended, during any period when the books of the Depositary or the Issuer are closed, or at any time or from time to time when any such action is deemed necessary or advisable by the Depositary or the Issuer for any reason, including without limitation, any requirement or law of any government or governmental body or commission, or compliance with any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to Section 7.08 of the Deposit Agreement and paragraph (23) of this Receipt.  The surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the books of the Depositary or the Issuer for the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Shares.  The Depositary shall comply with written instructions of the Issuer not to accept for deposit under the Deposit Agreement, any Shares identified in such instructions at such times and under such circumstances as may be specified in such instructions in order to facilitate the Issuer’s compliance with the United States securities laws.

4.

LIABILITY OF HOLDERS AND BENEFICIAL OWNERS FOR TAXES.

If any tax or other governmental charge, including any taxes payable on transfer shall become payable by the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Holder or the Beneficial Owner hereof to the Depositary.  The Depositary may, and upon receipt of instructions from the Issuer shall, refuse to effect any transfer or split-up or combination of this Receipt or any transfer and withdrawal of Deposited Securities represented hereby until such payment is made, and may withhold any dividends or other distributions in respect of any Deposited Securities, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Holder or Beneficial Owner hereof shall remain liable for any deficiency.

5.

WARRANTIES OF DEPOSITORS.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant, in addition to such representations and warranties as may be required pursuant to Section 2.02 of the Deposit Agreement and paragraph (2) of this Receipt, (a) that such Shares are validly issued and outstanding, fully paid, non-assessable, and free of any preemptive rights, (b) that the person making such deposit is duly authorized so to do, and (c) that the deposit of such Shares and the sale of Receipts by that person is not restricted under the Securities Act.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.

FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder, may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval or such information relating to the registration on the books of the Issuer (or the appointed agent of the Issuer for transfer and registration of Shares) of the Shares presented for deposit, compliance with all applicable laws and regulations and the provisions of this Receipt and the Deposit Agreement or other information and to make such representations and warranties as the Depositary may deem necessary or proper to enable the Depositary to perform its obligations under the Deposit Agreement or as the Issuer may reasonably require by written request to the Depositary.  The Depositary may, and at the reasonable request of the Issuer shall, withhold the delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.  The Depositary shall provide the Issuer, upon the request and at the expense of the Issuer, in a timely manner, with copies of any such proofs of citizenship or residence, or exchange control approval that it receives.

No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Mexico which is then performing the function of the regulation of currency exchange.

7.

CHARGES OF DEPOSITARY.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Issuer or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Paragraph (12) of this Receipt), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Issuer and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03 of the Deposit Agreement, the execution and delivery of Receipts pursuant to Section 4.03 of the Deposit Agreement or the surrender of Receipts pursuant to Section 2.05 of the Deposit Agreement and (6) a fee not in excess of $.02 per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including, but not limited to Sections 4.01 through 4.04 thereof.  The Depositary, subject to Paragraph (8) hereof, may own and deal in any class of securities of the Issuer and its affiliates and in Receipts.

8.

LOANS AND PRE-RELEASE OF SHARES AND RECEIPTS.

In its capacity as Depositary, the Depositary will lend neither the Shares held hereunder nor the American Depositary Shares evidenced by Receipts; provided, however, that the Depositary reserves the right to (i) issue Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of Receipts pursuant to Section 2.05 of the Deposit Agreement, including Receipts which were issued under (i) above but for which Shares may not have been received.  The Depositary may receive Receipts in lieu of Shares under (i) above and receive Shares in lieu of Receipts under (ii) above.  Each such transaction will be (a) accompanied by a written representation from the person to whom Receipts or Shares are to be delivered that such person, or its customer, beneficially owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days’ notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of Receipts and Shares involved in such transactions at any one time to thirty percent (30%) of the Receipts outstanding (without giving effect to Receipts outstanding under (i) above), or Shares held under the Deposit Agreement, respectively; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The Depositary will also set limits with respect to the number of Receipts and Shares involved in transactions to be effected under the Deposit Agreement with any one person on a case-by-case basis as it deems appropriate.  The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.

TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Holder and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer and transferred in accordance with the terms of the Deposit Agreement, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt shall have been transferred on the books of the Depositary, the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.

VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary, and if a registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar.

11.

REPORTS; INSPECTION OF TRANSFER BOOKS.

The Issuer is subject to the periodic reporting requirements of the Securities Exchange Act and accordingly, files certain reports with the Commission.  Such reports and communications will be available for inspection and copying by holders and Holders and Beneficial Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Holders of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Issuer which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Issuer.  The Depositary will also send to Holders of Receipts copies of such reports when furnished by the Issuer pursuant to the Deposit Agreement.  Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Issuer shall be furnished in English.

Until the termination of the Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and surrender of Receipts in accordance with the provisions of the Deposit Agreement.  The Issuer and the Depositary agree to take all necessary steps to register the Depositary as a foreign nominee, including, without limitation, registration on the National Registry of Foreign Investment, for the purposes of the Deposit Agreement to the extent required under applicable Mexican law or regulations.

The Depositary shall make its books available at its Corporate Trust Office, for the registration of Receipts and transfer of Receipts which at all reasonable times shall be open for inspection by the Holders, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Issuer or a matter related to the Deposit Agreement, the Receipts, the Shares or the Estatutos Sociales of the Issuer.

12.

DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a Foreign Currency can in the judgment of the Depositary be converted on a reasonable basis into Dollars transferable to the United States, subject to the Deposit Agreement, convert such Foreign Currency into Dollars and will distribute the amount thus received to the Holders entitled thereto less the fees of the Depositary as set forth herein; provided, however, that in the event the Issuer or the Depositary or any other person is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Holders for American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Whenever the Depositary or the Custodian receives any distribution other than cash, Shares or rights upon any Deposited Securities, the Depositary will cause the securities or property received by it or the Custodian to be distributed to the Holders entitled thereto, after deducting or upon payment of the fees and expenses of the Depositary set forth in paragraph (7) hereof, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary reasonably deems such distribution not to be feasible, the Depositary may adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale, less the fees of the Depositary as set forth in paragraph (7) of this Receipt and Section 5.09 of the Deposit Agreement, shall be distributed by the Depositary to the Holders entitled thereto as in the case of a cash distribution.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, with the Issuer’s approval, and shall if the Issuer shall so request, deposit, or cause such Shares to be deposited with the Custodian or with Indeval for the account of the Custodian and registered in the name of the Custodian and distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution, in either case, after deduction or payment of the fees set forth in paragraph (7) of this Receipt and Section 5.09 of the Deposit Agreement and expenses of the Depositary.  In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute promptly the net proceeds, all in a manner and subject to the conditions described in Section 4.02 of the Deposit Agreement.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.  If for any reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the Shares received.  The Depositary may, and shall if the Issuer so requests withhold any distribution of Receipts under Section 4.03 of the Deposit Agreement and this paragraph 12 subject to its satisfaction that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes, at public or private sale, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes to the Holders entitled thereto.

13.

RIGHTS.

In the event that the Issuer shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available in Dollars to such Holders or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may distribute, to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.  If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain Holders, or if the rights represented by such warrants are not exercised and appear about to lapse, it may sell the rights or warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or otherwise.  The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular.

If a Holder of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to Shares represented by to the American Depositary Shares of such Holder hereunder, the Depositary will make such rights available to such Holder upon written notice from the Issuer to the Depositary that (a) the Issuer has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Issuer has determined in its sole discretion are reasonably required under applicable law.  Upon instruction pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Issuer shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder.  As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver to such Holder restricted Receipts.

If registration under the Securities Act of 1933 of the securities to which any rights relate is required in order for the Issuer to offer such rights to Holders and sell the securities upon the exercise of such rights, the Depositary will not offer such rights to the Holders unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such Receipts are exempt from registration under the provisions of such Act.

14.

CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive Foreign Currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the Foreign Currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may reasonably determine, such Foreign Currency into Dollars, and such Dollars shall be distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.  If at any time the Depositary shall determine that in its reasonable judgment any Foreign Currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) received by the Depositary to, or in its discretion may hold such Foreign Currency for the respective accounts of, the Holders entitled to receive the same.  If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the Holders entitled thereto, the Depositary may in its reasonable discretion make such conversion and distribution in Dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance for the respective accounts of, the Holders entitled thereto.

15.

RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of, or matter requiring the vote of, holders of Shares or other Deposited Securities, the Depositary shall fix a record date, which date shall, to the extent practicable, be the same as the record date fixed by the Issuer pursuant to applicable stock exchange requirements, for the determination of the Holders who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each American Depositary Share will represent the changed number of Shares.  The Depositary shall notify the Issuer of any such record date.  Subject to the provisions of sections 4.01 through 4.05 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, only the Holders at the close of business on such record date shall be entitled (i) to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares evidenced by Receipts held by them respectively or (ii) to give such voting instructions.

16.

VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, mail to the Holders a notice, the form of which notice shall be prepared by the Depositary and approved by the Issuer, which shall contain (a) such information as is contained in such notice of meeting or solicitation, (b) a statement that the Holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Mexican law, of the Deposited Securities and of the Estatutos Sociales of the Issuer, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by their respective Receipts, (c) a brief statement as to the manner in which such instructions may be given and (d) a brief statement describing how voting rights will be exercised and the consequences for the failure to give voting instructions.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Holder’s Receipts in accordance with the instructions set forth in such request.  The Depositary shall vote Shares or other Deposited Securities with respect to which no voting instructions have been received with regard to any meeting in the same manner as directed by the majority of instructions which the Depositary has received with respect to such meeting, or, if no such instructions have been received or if there is no such majority, in the same manner as the Depositary is informed by the Issuer that the majority of Shares or Deposited Securities is voted at such meeting.

17.

CHANGES AFFECTING DEPOSITED SECURITIES.

Upon any change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Issuer or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary, may, with the approval of the Issuer, or shall, at the request of the Issuer, either execute and deliver additional Receipts as in the case of a distribution in Shares and subject to the provisions of Section 4.03 of the Deposit Agreement, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.

LIABILITY OF THE ISSUER AND DEPOSITARY.

Neither the Depositary nor the Issuer nor any of their directors, officers, employees, agents or affiliates shall incur any liability to any Holder or Beneficial Owner of any Receipt if, by reason of any provision of any present or future law of the United States or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Estatutos Sociales of the Issuer, or by reason of any act of God or war or other circumstances beyond either of their control, the Depositary or the Issuer or any of their respective directors, officers, employees, agents or affiliates shall be prevented or forbidden from, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary or the Issuer or any of their respective directors, officers, employees, agents or affiliates incur any liability to any Holder or Beneficial Owner by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or the Estatutos Sociales of the Issuer.  Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Issuer nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders or Beneficial Owners of Receipts, except that they agree to use their best judgment, good faith and diligence in the performance of their obligations set forth in the Deposit Agreement.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Issuer shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Issuer shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or effect of any such vote, provided that any such action or non-action is in good faith and not due to the gross negligence or willful default of the Depositary.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the resignation or removal of the Depositary, provided that the Depositary exercised its best judgment and good faith while it acted as Depositary.  The Issuer agrees to indemnify the Depositary and any Custodian and their officers, directors, affiliates, employees and agents against, and hold each of them harmless from, any liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted to be performed, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time (i) by either the Depositary or a Custodian or either officers, directors, affiliates, employees or agents, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Issuer or any of its officers, directors, affiliates, employees and agents.  The Depositary agrees to indemnify the Issuer, its officers, directors, affiliates, agents and employees, and hold each of them harmless from any liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted to be performed by the Depositary or its Custodian or either of their officers, directors, affiliates, employees or agents due to their negligence or bad faith.  No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Issuer, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Issuer by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders to do so, it may appoint a substitute custodian.

20.

AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Issuer and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges), or which shall otherwise prejudice any substantial existing right of Holders, shall, however, not become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder or Beneficial Owner of a Receipt at the time any amendment so becomes effective shall be conclusively presumed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefore the Deposited Securities represented thereby or instruments of transfer therefor, except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Issuer terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Issuer and the Holders of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Issuer a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement.  On and after the date of termination, the Holder of a Receipt will, upon surrender of such Receipt at the Corporate Trust Office of the Depositary in accordance with Section 2.05 of the Deposit Agreement, upon the payment of fees of the Depositary for the surrender of Receipts referred to in Sections 2.05 and 5.09 of the Deposit Agreement, and upon payment of any applicable taxes or governmental charges, be entitled to transfer of the Deposited Securities to an account in the name of such Holder or such name as shall be designated by such Holder of the amount of Deposited Securities represented by such Receipt or instruments of transfer therefor.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary may sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.02 of the Deposit Agreement.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall, in accordance with and subject to the provisions of the Deposit Agreement, continue to collect dividends and other distributions pertaining to Deposited Securities, sell rights as provided in the Deposit Agreement, and continue to deliver Deposited Securities, or instruments of transfer therefore, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt and any expenses for the account of the Holder of such Receipt referred to and in accordance with the terms and conditions of section 5.09 of the Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of one year from the date so fixed for termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders which have not theretofore surrendered their Receipts, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash and except for its obligations to the Issuer under Section 5.08 of the Deposit Agreement.  Upon the termination of the Deposit Agreement, the Issuer shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 of the Deposit Agreement.

22.

GOVERNING LAW.

The Deposit Agreement and this Receipt shall be interpreted in accordance with, and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York.

23.

COMPLIANCE WITH U.S. SECURITIES LAWS.

Notwithstanding any terms of this Receipt or the Deposit Agreement to the contrary, the Issuer and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement or the Receipt to prevent the withdrawal or delivery of Deposited Securities, in a manner which would violate the United States securities laws, including, but not limited to Section I A(l) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

NOTE:

The signature to any endorsement hereon must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

All endorsements or assignments of Receipts must be guaranteed by an “eligible guarantor institution” (including, but not limited to, a New York Stock Exchange member firm or member of the Clearing House of the American Stock Exchange Clearing corporation or by a bank or trust company having an office or correspondent in The City of New York) meeting the requirements of the Depositary, which requirements on and after August 24, 1992 will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Depositary in addition to, or in substitution for, STAMP, all in accordance with the securities Exchange Act of 1934, as amended.